FOR IMMEDIATE RELEASE
CONTACT: Mark L. Mestayer, CFO
Phone: 225.293.9440

Piccadilly Appoints President and Chief Operating Officer

BATON ROUGE, LA, March 28, 2001--Piccadilly Cafeterias, Inc. (NYSE: PIC), announced today the appointment of Azam Malik as President and Chief Operating Officer. The appointment of Mr. Malik is part of a restructuring plan focused on aggressively building unit sales and establishing profit margins comparable to industry peers while continuing to provide the best quality food at fair prices for Piccadilly's customers.

Mr. Malik has 25 years of experience in the restaurant and hospitality industry. Since 1997 Mr. Malik served as Executive Vice President of Operations of Chi-Chi's, Inc., a national restaurant chain with 140 restaurants. Mr. Malik was a key leader in the company's turnaround. Chi-Chi's went from double-digit same-store sales losses to positive same-store sales. To create these results, Mr. Malik developed a strategic planning system, adjusted cost structures, enhanced training effectiveness and built an innovative and flexible management team. Prior to joining Chi-Chi's, he had a strong performance record over four years as Executive Vice President of Operations of El Torito Restaurants, a multi-concept restaurant chain of 150 restaurants.

Ronald A. LaBorde, Chairman and Chief Executive Officer, stated, "We have appointed Azam Malik to the newly created position of President and Chief Operating Officer because of his superior performance as a leader in innovation, restructuring and marketing in the food industry. Mr. Malik will lead an evaluation of our current business practices and implement initiatives to achieve our goals." Mr. LaBorde further stated, "Our Company has a firm foundation of loyal customers and an excellent reputation for food quality. With the leadership of Mr. Malik and our management team we will strive to aggressively build our brand and market share. Additionally, we are conducting a national search for a marketing director to help develop strategies to achieve our sales-building goals."

Mr. LaBorde announced the departure of Joseph Polito, General Manager, Brian Von Gruben, Director of Marketing and Tom Landry, Director of Construction and Maintenance.

Piccadilly is the largest cafeteria company in the U.S. with 233 cafeterias in 16 Southeastern and Mid-Atlantic states with $440 million in annual revenues. Information about the Company is available at www.piccadilly.com.

Certain statements contained in this press release may be forward-looking statements. These forward-looking statements and all other statements are subject to a number of risks and uncertainties, and actual results may differ materially than those forecasted. Certain factors, which could affect the accuracy of statements in this press release, are identified in the public filings made by Piccadilly Cafeterias, Inc. with the Securities and Exchange Commission.